Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE —January 23, 2007
FIRST COMMERCE BANCORP, INC.
500 NORTH ELLINGTON PARKWAY
LEWISBURG, TENNESSEE 37091
Contact: Glenn Hardison, Chief Financial Officer (931-359-4322)
FIRST COMMERCE BANCORP, INC., LEWISBURG, TENNESSEE,
ANNOUNCES 2006 EARNINGS RESULTS
LEWISBURG, TENNESSEE, January 23, 2007 — FIRST COMMERCE BANCORP, INC. today issued the following statement:
FIRST COMMERCE BANCORP, INC. reported earnings and financial highlights for the twelve months ended December 31, 2006. First Commerce Bancorp, Inc. is a single bank holding company that owns First Commerce Bank, a Tennessee state chartered commercial bank with offices located in Lewisburg, Tennessee and in Chapel Hill, Tennessee. The Bank opened for business on December 2, 2002. The company’s results included:
Net basic earnings for the twelve months ended December 31, 2006, were $1,078,000 or $.83 per common share compared to net basic earnings of $888,461 or $.70 per common share for the same period in 2005.
Relatively strong growth has continued in 2006. Total assets have increased to $174,398,000 up nearly $27.6 million since December 31, 2005. Loans, net of allowance for possible loan losses and unearned interest and fees, totaled $113,082,667 at the end of 2006, up $14.85 million since December 31, 2005. Deposits totaled $153,681,815 at the end of 2006, up $21.46 million from the same period in 2005.
In commenting on the Bank’s fourth quarter performance, Bill Marsh, Chairman, President and CEO, said: “We are very pleased with our results from the fiscal year 2006. This is clearly a result of the hard work by all of our employees, support of our customers and a county dedicated to community banking. We want to thank our Shareholders, Directors, Staff, and Customers for the support and business they have given the Bank. We are very proud of the efforts of our entire business family. ”
FIRST COMMERCE BANCORP, INC is the parent company of FIRST COMMERCE BANK, a Tennessee banking corporation the deposits of which are insured through the Federal Deposit Insurance Corporation up to the maximum permitted by law. The Bank is headquartered in Lewisburg, Tennessee. It offers extensive and service-intensive financial products and services in Marshall County and surrounding counties in Tennessee. For additional information about the Bank, please visit the Bank’s website at www.firstcommercebank.net.